EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-65980, 333-151645, 333-212293, and 333-225667 on Form S-8 of our reports dated February 27, 2020, relating to the financial statements of Fossil Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph), and the effectiveness of Fossil Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fossil Group, Inc. for the year ended December 28, 2019.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 27, 2020